Exhibit 99.1
SIMPSON MANUFACTURING CO., INC.
401(k) PROFIT SHARING PLAN

Financial Statements and Supplemental Schedule

December 31, 2015 and 2014
and for the Year Ended December 31, 2015

(With Report of Independent Registered Public Accounting Firm Thereon)

TABLE OF CONTENTS

Page No.

Report of Independent Registered Public Accounting Firm	1

Statements of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4 - 10

Supplemental Schedule

Schedule H, Part IV, Item 4(i) - Schedule of Assets (Held at End of Year)	12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrative Committee of the
Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan
Pleasanton, California

We have audited the accompanying statements of net assets available for benefits of the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan (the "Plan") as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the year ended December 31, 2015. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of the Plan's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Plan's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the year ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying Schedule of Assets (Held at End of Year) as of December 31, 2015, has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Armanino LLP
San Ramon, California

June 27, 2016

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Statements of Net Assets Available for Benefits
December 31, 2015 and 2014

	2015	2014
Assets
Investments, at fair value	$120,707,085	$99,108,052
Total investments	120,707,085	99,108,052
Receivables
Employer contributions	6,149,381	4,376,097
Notes receivable from participants	2,042,943	—
Other	26	19
Total receivables	$8,192,350	$4,376,116

Liabilities	$—	$88,440

Net assets available for benefits	$128,899,435	$103,395,728

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Statement of Changes in Net Assets Available for Benefits
For the Year Ended December 31, 2015

2015
Additions
Investment loss
Net depreciation in fair value of investments	$(5,401,975)
Interest and dividends	3,962,263
Total investment loss	(1,439,712)

Interest income on notes receivable from participants	65,495
Contributions
Employer	8,079,857
Participant	3,770,582
Rollovers	888,400
Total contributions	12,738,839

Total additions	11,364,622
Deductions
Benefits paid to participants	7,484,595
Fees	12,149
Total deductions	7,496,744

Net increase	3,867,878
Assets transferred into plan	21,635,829

Net assets available for benefits
Beginning of year	103,395,728

End of year	$128,899,435

The accompanying notes are an integral part of these financial statements.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
December 31, 2015 and 2014

1.                          Plan Description

The following is a brief description of the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan (the "Plan") and is provided for general informational purposes only. Participants should refer to the Plan document, as amended, for a more complete description of the Plan's provisions.

General

The Plan is a defined contribution plan that Simpson Manufacturing Co., Inc. and its United States subsidiaries (collectively, the "Company") established in 1956 to provide benefits to eligible employees, as provided in the Plan document. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and subsequent laws.

Plan administration

The Company is the administrator of the Plan and, as such, carries out the duties imposed by ERISA. The Company has delegated certain responsibilities for the operation and administration of the Plan. Trustee services are provided by Charles Schwab Bank ("Schwab"). Record keeping and investment management services are provided by Milliman, Inc.

Certain administrative expenses of the Plan were paid directly by the Company for the year ended December 31, 2015. Investment fees, which may vary according to the individual investment funds selected, are paid out of the assets of the Plan and are included in net appreciation (depreciation) in fair value of investments. Participants should refer to the prospectus of the individual investment funds for further details on individual investment fees.

Plan Merger

Effective January 1, 2015, the Simpson Manufacturing Co., Inc., 401(k) Profit Sharing Plan for Hourly Employees merged into the Simpson Manufacturing Co., Inc., 401(k) Profit Sharing Plan for Salaried Employees and was renamed the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan. Assets of $21,635,829 as of December 31, 2015 were transferred into the Plan and are reflected on the December 31, 2015, statement of changes in net assets available for benefits under the Plan.

Eligibility

All employees, except employees working under the terms of a collective bargaining agreement, non-resident aliens and employees with contractual exclusion from participation under the Plan, are eligible to participate in the Plan once they have attained the age of 18 and reached the entry date. The entry date for purposes of employee elective deferrals and employer safe-harbor contributions is upon commencement of employment. For purposes of employer discretionary contributions, employees enter the Plan on the first day of the Plan Year after attaining age 18.

Contributions

Participants may elect to contribute through payroll deductions amounts up to 100% of their annual compensation, as defined by the Plan on a tax-deferred basis or a Roth after-tax basis, up to a maximum amount allowed by the Internal Revenue Code ("IRC"). Maximum allowed deferral amounts were $18,000 for 2015. Employees over the age of 50 may also contribute an additional $6,000 to the Plan for 2015. Contributions withheld are invested in accordance with the participant's direction into

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
December 31, 2015 and 2014

various investment options offered by the Plan. Participants may also contribute qualified rollover contributions representing distributions from other qualified plans.

The Company provides a safe harbor non-elective contribution equal to 3% of the participant's compensation, as defined by the Plan. The Company may also contribute to the Plan a discretionary amount, approved by its Board of Directors (the "Board"), limited to the maximum amount deductible for federal income tax purposes. The Company's discretionary contribution is allocated to the account of each participant who has completed at least 1,000 hours of service during the Plan year and is employed on the last day of the year based upon a percentage of the participant's annual eligible compensation to total eligible compensation. The discretionary employer contribution amounted to 7% of eligible compensation for each participant for the year ended December 31, 2015. The Company’s safe harbor non-elective contribution and discretionary contribution amounted to $2,571,941 and $5,507,916, respectively, in 2015.

Employer contributions are invested in accordance with the participant's direction into various investment options offered by the Plan. If a participant fails to choose an investment option for the contributions to his or her Plan account, such funds automatically are invested in the default investment option until he or she selects a different investment option available under the Plan. The Plan's designated default investment option was the Vanguard Target Retirement Fund that has a target retirement date closest to the year in which the applicable participant might retire, based on the participant's date of birth and assuming a retirement age of 65.

Participant accounts

Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution and (b) Plan earnings (net of investment related expenses). Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting

Participants are immediately vested in their voluntary contributions and the Company safe harbor non-elective contribution, including rollover contributions, plus actual earnings thereon. Vesting in the Company's discretionary contributions plus earnings thereon is based on years of continuous service, as defined by the Plan. Participants are 100% vested after 6 years of credited service.

Forfeitures

As of December 31, 2015 and 2014, forfeited nonvested accounts totaled $161,610 and $176,085, respectively. Forfeitures are allocated to the account of each eligible participant based upon a percentage of the participant's annual eligible compensation to total eligible compensation. Forfeitures are generally allocated to participants subsequent to year-end based upon compensation received in the same plan year in which the forfeiture occurred in accordance with the provisions of the Plan.

Notes Receivable from Participants

Effective January 1, 2015, participants may borrow from their vested accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 less their highest outstanding notes receivable balance under the Plan during the previous 12 months or 50% of their vested account balance. The notes receivable are secured by the balance in the participant's account and bear

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
December 31, 2015 and 2014

interest at the prime rate plus 2% which is commensurate with local prevailing rates. Interest rates are updated on the first date of the month following change in the published prime rate. Principal and interest are paid to the plan ratably through payroll deductions. The notes receivable are to be repaid over a period not to exceed five years, unless the loan qualifies as a home loan, for which the term of repayment may not be greater than 15 years. A home loan is a loan used to acquire a dwelling unit which, within a reasonable time, the Participant will use as a principal residence. Outstanding notes receivable at December 31, 2015, carried interest rates ranging from 5.25% - 5.50% and mature through 2030.

Payment of benefits

Distributions and withdrawals are payable upon retirement at age 60 or after, termination, financial hardship, disability or death. If a participant's account balance is equal to or less than $1,000, the balance is distributed immediately in a lump-sum cash payment unless a direct rollover into an individual retirement account ("IRA") or other qualified benefit plan is requested. If the account balance is over $1,000, the participant can consent to either a distribution paid in the form of a lump-sum cash payment, a direct rollover into an IRA or other qualified plan or postpone payment to a later date and remain in the Plan as described in the Plan documents.

2.                          Summary of Significant Accounting Policies and Basis of Presentation

 Basis of accounting

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Valuation of investments

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See note 5 for discussion of fair value measurements.

Purchases and sales of securities are reflected on a trade date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) in the fair value of investments consists of the realized gains or losses and the unrealized appreciation or depreciation on those investments.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are recorded as administrative

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
December 31, 2015 and 2014

expenses and are expensed when they are incurred. Delinquent notes receivable, if any, from participants are recorded as distributions based upon the terms of the Plan agreement. No allowance for credit losses has been recorded as of December 31, 2015 and 2014.

Payment of benefits

Benefits are recorded when paid.

Recent Accounting Pronouncement

In July 2015, the Financial Accounting Standard Board issued Accounting Standards Update No. 2015-12 ("ASU 2015-12"), Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined contribution Pension Plans (Topic 962), and Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient. Part I amendments require fully benefit-responsive investment contracts to be measured, presented and disclosed only at contract value, thus eliminating fair value presentation and disclosure. Part II amendments require investments be presented in the aggregate by general type and no longer require them to be disaggregated in multiple ways. In addition, Part II amendments eliminate the following disclosure requirements: (1) individual investments that represent 5% or more of net assets available for benefits and (2) the net appreciation or depreciation for investments by general type. Part III amendments provide a practical expedient to permit plans to measure investments and investment-related accounts as of a month-end date that is closest to the plan’s fiscal year-end, when the fiscal period does not coincide with a month-end.

The amendments in Part I, Part II and Part III of ASU 2015-12 are effective for fiscal years beginning after December 15, 2015. These amendments allow earlier application. Part I and Part II should be applied retrospectively for all financial statements presented. However, Part III should be applied prospectively. The Company is currently evaluating the effects of adopting ASU 2015-12 on its plan financial statements.

Subsequent Events

Subsequent events have been evaluated in connection with the issuance of the financial statements.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
December 31, 2015 and 2014

3.                          Tax Status

The Plan was adopted in the form of a volume submitter plan sponsored by Milliman, Inc. that received a favorable opinion letter dated March 31, 2014, from the Internal Revenue Service ("IRS") which stated the Plan's terms were in compliance with the applicable requirements of the IRC. The Plan was restated effective January 1, 2015. The Plan administrator and the Plan’s tax advisor believe the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan continues to be tax exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

U.S. GAAP requires the Plan's management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon an examination by the IRS. No uncertain positions have been identified that would require the recognition of a tax liability or disclosure in the financial statements as of December 31, 2015 and 2014, respectively. The Plan is subject to routine audits by applicable taxing jurisdictions. However, there are currently no audits for any tax period in progress.

4.                          Investments

The following investments represent 5% or more of the Plan’s net assets as of December 31, 2015 and 2014, respectively:

	2015	2014
Simpson Manufacturing Co., Inc.
Common Stock	$7,133,969	$6,623,167
Schwab Value Advantage Institutional Prime Money Fund	$6,985,714	$5,961,496
Vanguard Target Retirement 2020 Fund	$9,652,444	$7,360,063
Vanguard Target Retirement 2025 Fund	$14,001,947	$10,495,071
Vanguard Target Retirement 2030 Fund	$11,370,403	$8,302,984
Vanguard Target Retirement 2035 Fund	$12,806,726	$10,744,291
Vanguard Target Retirement 2040 Fund	$7,681,377	*

* Investments did not represent 5% or more of the Plan's net assets at December 31, 2014.

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows for the year ended December 31, 2015:

Participant-directed investments
Employer stock	$(84,003)
Mutual funds	(5,317,972)
$(5,401,975)

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
December 31, 2015 and 2014

5.                          Fair Value Measurements

The Plan defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of fair value hierarchy are as follows:

•	Level 1: inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

•
Level 2: inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

•	Level 3: inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The asset or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at both December 31, 2015 and 2014.

Common stock: The Company's common stock is held by participants in a unitized fund, which means participants do not own shares of Company's common stock but rather own an interest in the unitized fund. The fund consists of common stock and cash equivalents to meet the fund's daily cash needs. Unitizing the fund allows for daily trades. The value of a unit reflects the combined value of the Company's common stock, at quoted market prices, and cash held by the fund. The Plan owns the underlying assets of shares in common stock and the underlying cash.

Mutual funds: Valued at the daily closing prices as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

The following are the major categories of assets and liabilities measured at fair value on a recurring basis during the years ended December 31, 2015 and 2014, respectively, using quoted prices in active markets for identical assets (Level 1):

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
December 31, 2015 and 2014

	2015	2014

Common Stock	$7,133,969	$6,623,167
Cash Reserve Account	176,152	354,761
Mutual Funds:
Growth	10,423,094	8,939,962
Target Funds	69,090,369	53,071,329
Blended Funds	12,743,699	11,160,310
Fixed Income	12,556,520	10,421,655
Value	8,583,282	8,536,868
Total	$120,707,085	$99,108,052

6.                          Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, the full value of each participant’s account shall become fully vested and nonforfeitable.

Effective January 1, 2015, the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan for Hourly Employees was merged into the Plan to form a consolidated and amended plan for the benefit of all eligible employees of the Company. Assets of Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan for Hourly Employees, totaling $21,635,829, were transferred into the Plan. The net assets transferred into the Plan are reflected on the statement of changes in net assets available for benefits as of December 31, 2015, as assets transfer into the Plan. See Note 1, Plan Merger.

7.                          Risks and Uncertainties

The Plan allows for investment in the Company's common stock, money market and mutual funds. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statement of changes in net assets available for benefits.

8.                          Related Parties and Parties-in-Interest

Certain Plan investments are shares of mutual funds managed by Schwab or its affiliate, the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Additionally, a portion of the Plan’s assets are invested in a unitized stock fund holding the Company’s common stock. Because the Company is the Plan Sponsor, transactions involving the Company’s common stock qualify as party-in-interest transactions. All of these transactions qualify as exempt from the IRS' prohibited transaction rules.

SUPPLEMENTAL SCHEDULE

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Schedule H, Part IV, Item 4(i) - Schedule of Assets (Held at End of Year)
EIN: 94-3196943
December 31, 2015

(a)	(b)	(c)	(d)	(e)
		Description of Investment
	Identity of Issue,	Including Maturity Date
	Borrower	Rate of Interest,
	Lessor or Similar Party	Collateral, Par or Maturity Value	Cost	Current Value

*	Simpson Manufacturing Co., Inc. Common Stock	Common Stock	**	$7,133,969
	SSGA FDS Money Market Fund	Cash Reserve Account	**	176,152
*	Schwab Value Advantage Institutional Prime Money Fund	Mutual Fund	**	6,985,714
*	Schwab S&P 500 Index Fund	Mutual Fund	**	4,178,612
	Columbia Mid-Cap Index Fund	Mutual Fund	**	1,701,522
	DFA Five-Year Global Fixed-Income I Fund	Mutual Fund	**	225,127
	DFA Inflation Protected Securities I Fund	Mutual Fund	**	1,159,008
	DFA International Value I Fund	Mutual Fund	**	1,526,502
	DFA U.S. Large Cap Value III Fund	Mutual Fund	**	5,351,689
	DFA U.S. Targeted Value I Fund	Mutual Fund	**	567,325
*	Schwab Fundamental Emerging Markets Index Fund	Mutual Fund	**	356,671
	Vanguard Growth Index Admiral Fund	Mutual Fund	**	3,952,766
	Vanguard Mid-Cap Growth Index Admiral Fund	Mutual Fund	**	2,574,456
	Vanguard Mid-Cap Value Index Admiral Fund	Mutual Fund	**	1,137,765
	Vanguard REIT Index Admiral Share	Mutual Fund	**	1,252,216
	Vanguard Small Cap Growth Index Admiral Fund	Mutual Fund	**	3,895,872
	Vanguard Small Cap Index Admiral Fund	Mutual Fund	**	1,683,391
	Vanguard Target Retirement Income Fund	Mutual Fund	**	1,391,217
	Vanguard Target Retirement 2010 Fund	Mutual Fund	**	556,889
	Vanguard Target Retirement 2015 Fund	Mutual Fund	**	3,245,084
	Vanguard Target Retirement 2020 Fund	Mutual Fund	**	9,652,444
	Vanguard Target Retirement 2025 Fund	Mutual Fund	**	14,001,947
	Vanguard Target Retirement 2030 Fund	Mutual Fund	**	11,370,403
	Vanguard Target Retirement 2035 Fund	Mutual Fund	**	12,806,726
	Vanguard Target Retirement 2040 Fund	Mutual Fund	**	7,681,377
	Vanguard Target Retirement 2045 Fund	Mutual Fund	**	5,858,196
	Vanguard Target Retirement 2050 Fund	Mutual Fund	**	2,071,209
	Vanguard Target Retirement 2055 Fund	Mutual Fund	**	385,987
	Vanguard Target Retirement 2060 Fund	Mutual Fund	**	68,890
	Vanguard Total Bond Market Index Admiral Fund	Mutual Fund	**	4,186,672
	Vanguard Total Intl Stock Index Admiral Fund	Mutual Fund	**	3,571,287
	Total investments at fair value			$120,707,085
*	Participant loans	Interest rates range 5.25% - 5.50%	$—	2,042,943
				$122,750,028
*  Party in interest
** In accordance with instructions to Form 5500, cost information has been omitted as all investments of assets are participant directed.